Exhibit 10.1

Richard J. Harshman

March 4, 2013

Allegheny Technologies Incorporated

1000 Six PPG Place

Pittsburgh, PA 15222

Attention: Elliot S. Davis, Senior Vice

President and General Counsel

Re:	Amended and Restated Change in Control Severance Agreement

Dear Mr. Davis:

I am writing in reference to the Amended and Restated Change in Control Severance Agreement (the “Change in Control Agreement”) dated as of December 31, 2008, between me and Allegheny Technologies Incorporated (the “Company”).

Pursuant to the Change in Control Agreement, the Company promises to pay me certain amounts in the event my employment with the Company is terminated in connection with a change in control. The Change in Control Agreement provides for a reimbursement to me of tax obligations I may incur as golden parachute tax and income tax on that reimbursement (the “Tax Provisions”). The Tax Provisions are set forth in Section 2.7 of the Change in Control Agreement.

As discussed with the Personnel and Compensation Committee (the “Committee”) at its meeting on February 28, 2013, I have offered to surrender and disclaim any right I may have under the Tax Provisions and the Committee has accepted my offer. This letter is intended to confirm and formalize my surrender and disclaimer of the Tax Provisions.

I hereby surrender and disclaim any right I may have under the Tax Provisions as outlined in Section 2.7 of the Change in Control Agreement and any other provision of the Change in Control Agreement which refers to or otherwise provides for tax gross-up reimbursement of any amount with respect to the golden parachute provisions of the Internal Revenue Code.

I expect the Company to draft a formal agreement amending the Change in Control Agreement to effectuate the terms of this letter. Until that time, please indicate by your signature below that you, on behalf of the Company, accept my surrender and disclaimer of the Tax Provisions in my Change in Control Agreement.

Sincerely,

/s/ Richard J. Harshman
Richard J. Harshman

Accepted and Agreed:

Allegheny Technologies Incorporated

By:	/s/ Elliot S. Davis
Elliot S. Davis,
Senior Vice President and General Counsel